EXHIBIT 99.2

American Eagle Outfitters, Inc.
First Quarter 2009

Conference Call Transcript dated May 27, 2009 Event Transcript Event Transcript

Operator

Greetings and welcome to the American Eagle Outfitters Incorporated first quarter 2009 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder this conference is being recorded.

It is now my pleasure to introduce your host Judy Meehan, Vice President of Investor Relations. Thank you. Ms. Meehan, you may begin.

Judy Meehan - American Eagle Outfitters, Inc. - VP of IR

Thanks, Rob. Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our first quarter press release, it is available on our website, ae.com.

Before we begin I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. And now I would like to turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thanks, Judy. Good morning. While the first quarter continued to be challenging, there are early indications that the business is stabilizing. I will elaborate further as I review the results for the quarter. Sales declined 4% and comparable store sales were down 10%. This was the result of lower traffic and conversion. We also experienced margin pressure which led to a 58% decline in operating margins. We clearly have issues in our business that have yet to be resolved. They include further progress in assortments across AE categories and strengthening merchandise margins.

That said, a sharp decline of the fourth quarter seems to have leveled off. Following are a few examples and proof points. AE women's comp performance improved to 13% decline from a negative 23% in the fourth quarter of last year. AE denim comped positively in both men's and women's as well as other key categories such as men's tops, women's dresses, skirts, accessories, and certain fashion tops. Traffic and conversion while still negative improved relative to fourth quarter. The conversion rate was 3% higher, and the store traffic improved to a 3% decline from a 9% decline. AEO's new concepts are performing well and met our first quarter earnings expectations. aerie stand-alone stores delivered a positive comp of 17%. The broad business is healthy and growing and we continue to expand the assortment with new fits, style, colors and patterns.

aerie fit, the workout line is a rising star. Customers tell us it is differentiated in the marketplace and truly compliments the aerie lifestyle. MARTIN + OSA comped at a positive 7%, driven by increased traffic and conversion. Leadership is focused on continuing to improve assortments with a more cohesive point of view for this customer. Based on the positive comp trends since the beginning of 2008, combined with the encouraging feedback from extensive consumer research, we remain committed to the M&O concept.

Moving on to 77kids, while still a very small part of the business, 77kids is exceeding plan and steadily building its customer base. We're excited about the first back to school collection and it launches in late July. AEO Direct, one of our key growth drivers, achieves a sales increase of 26%. Our online strategy is designed to create a superior customer experience across selling channels. To that end, AEO Direct is fully integrated with our POS system for seamless real-time inventory sharing. We are leveraging this technology to drive incremental sales through our store to door program which has become a more meaningful contributor to the AEO Direct business. Customers and associates alike are becoming increasingly comfortable with store to door, as a way to access extended sizes and online only colors and styles. The most popular store to door categories include denim, dresses and bras.

While I just outlined some successes, there are still critical areas of our business that need considerable work to achieve our target of profitability and growth goals. First we must continue to strengthen AE's assortments especially in women's. The best performing areas of our women's business are those who have delivered on trend differentiated fashion. For instance, our versatile knit tops styles and fashion dresses were among our best performers without promotional support. Denim is another good example. The positive response to our most recent denim collection bodes well for the upcoming seasons. Going forward, you can expect more fashion more often. This fashion influx will span multiple categories from denim to tops to accessories. This will be balanced with powerful key item values to capture market share and drive volume.

Now a word on customer connection. We just completed another nationwide research initiative, speaking with more than 2,500 customers and noncustomers across the country. The data confirmed that AE is getting credit for fashion fluency in dresses and fashion tops as well as versatility overall. In addition, our perceived value also improved which for this customer is a combination of style for the price. While encouraged by the positives, more important is the critical feedback which we are applying to our design and our merchandise strategies.

Before we move on to financials, I would like to update you on some news regarding our international strategy. The company recently signed a franchise agreement with MH Alshaya , a leading international retail operator. Alshaya will open a series of American Eagle Outfitters stores throughout the Middle East over the next several years. The first store is slated to open in early 2010. As you might know, Alshaya is a very experienced partner with a proven track record of presenting prominent world class brands in this part of the world. And given the youthful demographic of the Gulf region, we believe there is considerable opportunity for a casual value-oriented sportswear brand like American Eagle Outfitters. It is also important to note that this franchise arrangement does not involve a capital investment from AEO, yet, has the potential for significant return. Further, it requires minimal operational involvement and we will keep you posted as the project develops.

In closing, the last 18 months have been a time of unprecedented challenges for AEO, Inc. However, it is also a time of unprecedented opportunity regardless of the external climate. Our ability to capitalize on this opportunity is rooted in the strength of our product. Now, I will turn the call over to Joan, who will take you through our margin opportunities and financials.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Thanks, Jim. The first quarter reported earnings per share of $0.11 includes a tax benefit of $0.04 and a realized loss on the sale of investment securities of $0.01 per share. Excluding these items, EPS was above our recent guidance of $0.06 to $0.07. The tone of our business was better than the fourth quarter, and several important categories showed a meaningful improvement. In addition, our expenses were well controlled. However, negative 10% comps combined with a lower merchandise margin resulted in the earnings decline.

Now we review the quarter in detail. Within the AE brand, negative comps were due to a mid-single digit decline in transactions and a lower transaction value. Our average unit retail price decreased in the low single digits. While markdowns increased over last year, our first quarter business reflected a more measured promotional strategy than in the fourth quarter. Our merchandise margin decreased 260 basis points, as we expected IMU was down to last year, this was due primarily to the AE brand. It is important to note that current receipts reflect lower product costs, which should lower margin pressure beginning in the second quarter. Also within margin, our first quarter merchandise plans were positioned higher than the sales trend. Consequently, markdowns were higher in the quarter. Overall, gross margin declined 510 basis points, due to the lower merchandise margin and the deleveraging of rent, which was caused by new stores and the 10% decline in comparable store sales.

For the quarter, SG&A expense decreased $11 million, to $159 million, and leveraged 60 basis points to 25.9% from 26.5% last year. We are prudently managing expenses and have achieved some real savings in a number of areas, including advertising, services purchased, travel and supplies. In addition, the timing of store maintenance initiatives benefited the first quarter. Our stores are operating efficiently and SG&A per square foot declined 14% to the lowest level in five years. Looking forward, we will begin to anniversary the 2008 expense reduction program in the second quarter. Therefore, we do not expect a similar dollar decline in the second quarter. That said, we will continue to evaluate our expenses quarter by quarter, and balance expense savings with critical business investments to drive top line sales and ROI. For the year, we expect SG&A dollars to be slightly lower than last year. Other expense of $2.3 million was due to a lower rate of return on investments, and a realized loss on the sale of investment securities.

Now, turning to the balance sheet, first quarter ending inventory excluding the direct business decreased 4% at cost per square foot. This compares to a decline of 17% for the same period last year. For the second quarter, our average weekly inventories for the AE brand are planned down in the high single digits. Importantly, this is the lowest level since 2004. For aerie, inventory is planned up in the double digits, driven by expansion of our bra styles. As a result, consolidated second quarter inventory per square foot is planned down in the low single digits. Capital expenditures in the first quarter totaled $35 million, which was related to store growth and renovations, headquarters, and distribution center project, and IT initiatives. We continue to expect 2009 CapEx to be in the range of $110 million to $135 million.

Now, looking ahead, we are highly focused on strengthening our operating margin. We must establish a level of consistency in our sales performance and recover from double digit negative comps. We will continue to position inventory conservatively and our second half merchandise buys reflect improvement in IMU. We expect this to be driven by lower product costs and savings in transportation. Lastly, we are not letting up on expense controls.

Now, regarding the second quarter, based on our current view of sales trends, we expect second quarter earnings per share to be in the range of $0.12 to $0.15. This guidance excludes the potential of additional impairments or losses related to investment securities. Although the first half of this year is challenging, AEO is profitable and remains in excellent financial condition, with a healthy balance sheet and cash position. We know we have real opportunities in the second half of the year, and are highly focused on strengthening our operating profits. Longer term, we are selectively investing in initiatives designed to capitalize on growth opportunities within the business. I want to thank you all for your continued support and belief in our company and our brand. And now we're available to take any questions.

Operator

Thank you. We will now be conducting the question-and-answer session. (Operator Instructions) One moment please while we poll for questions. Thank you. Our first question will be coming from the line of Paul Lejuez with Credit Suisse. Please go ahead with your question, sir.

Paul Lejuez - Credit Suisse - Analyst

Hey. Thanks, guys. You can talk a little bit more about the economics of the Middle East arrangement? Also wondering if you will have to alter the product at all, or if you will be selling the same merchandise? And then just wondering if you're looking at other countries to expand into. Thanks.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

I'm not at liberty to speak to the details of our agreement with Alshaya, but as far as the mechanics of the assortments, there which will be very little tweaking of the assortment, the climactic conditions aside pretty much called for our standard assortment and the only things we will be looking at are there any idiosyncrasies in the marketplace that should be addressed with our assortments. We won't be doing anything special for them, there might be distortions with certain categories and maybe reducing other categories, but other than that, we expect it to be very seamless. As far as looking at other countries, the answer is yes, we are. But we're going to take it a step at a time, and right now, this is the very first step in the journey, and we've decided to go with the Alshaya group as our partner in the Middle East with the potential of moving into other areas of the world where they also have a network.

Paul Lejuez - Credit Suisse - Analyst

Great. Thanks. Good luck.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Operator

Thank you. Our next question is from the line of John Mars with BMO Capital Markets. Please proceed with your question, sir.

John Mars - BMO Capital Markets - Analyst

Thanks, good morning, everyone. Two questions. One for Joan on the SG&A, I think the expense controls came in a little bit better than we thought, so good job there, and you did comment about the expectations in Q2. Would you see dollars still down in Q2 on SG&A? Is that still a possibility? And then I think more broadly, looking at the opportunity for back to school, from a merchandising assortment perspective, where do you see the opportunities for back to school this year compared to last year? Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

So real quick, on the SG&A, John, in the second quarter, we would not expect the SG&A dollars to be down. In fact, we would expect them to be up slightly, but for the first half of the year, we would expect SG&A to be down.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

As far as back to school opportunities, John, it is rather obvious, the number one opportunity is our number one department, and that is denim. As I stated earlier in the presentation, we are very pleased with our denim results early here in the first quarter. We really feel very strongly that the assortment that was put together, it really, it compliments what the trends are for our 15 to 25-year-old customer, and we've built upon those right now, and those assortments, and we are actually tweaking the denim assortments to be even stronger by adding some fit systems and some new washes for BTS.

But also combined with that, as I stated earlier, we will continue to look at the fashion tops and honing in on the versatile aspect of it, the feedback from the consumer, and our results indicate that we're making progress, but we need to make more progress and that we still have tremendous upside opportunity in the knit wear line in tops. And we will continue to look at dresses. The dress business has been a pleasant contributor to our early spring business, and we hope that it will carry forward into our back to school period. So I would say that those three categories and layered in on top of that will be a stronger approach in our accessories business, both men's and women's.

John Mars - BMO Capital Markets - Analyst

Great. Thanks.

Operator

Our next question is from the line of Brian Tunick with JPMorgan. Please proceed with your question, sir.

Anna Andreeva - JPMorgan - Analyst

Great. Thanks so much. It is Anna for Brian. Good morning, guys. Just following up on SG&A, Joan, you said to expect SG&A dollars to be up slightly in the second quarter. What should we expect for the back half? Could SG&A dollars be flatter? That's my number one. And secondly, I was hoping you guys could talk about what is going on with the men's category, I believe it is the second quarter that men's is comping a little bit negatively. Is this more of an assumption of tougher comparisons in the business, or is there something to call out in the assortment from the fashion perspective?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Sure, Anna, this is Joan. I will take the SG&A question first. The SG&A for the back half of the year, we would expect to put us in a position for the entire year to be down slightly. That is the way you should think about that. And just keep in mind that last year we would began our expense reduction program that the teams are committed to and got behind in a very strong way, and so we were able to achieve some real savings last year, and we begin to anniversary that in the second quarter of this year. So we're continuing to drive expenses, we look to have them slightly down for the full year.

Anna Andreeva - JPMorgan - Analyst

Got you.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

As it relates to the men's business, the only category that has been really disappointing has been in the shorts business. We have a very strong cache with the young consumer, male consumer in shorts, from what whatever reason, this particular season, it has been slow to come. I don't think it is going to be a disaster, but we were anticipating more of a prolific sell-through in shorts. We have tweaked some of the styles for summer, and we hope that that will help improve the shorts business. The men's denim business has been good. It has continued to be good. And our graphics business is good. And so we anticipate that men's will continue to move along in a positive manner, but we do have to get this whole short issue back on track.

Anna Andreeva - JPMorgan - Analyst

Okay. Got you. What was men's comp in the first quarter?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Men's comp in the first quarter was down high single digits.

Anna Andreeva - JPMorgan - Analyst

Okay, thanks so much, guys.

Operator

Thank you. Our next question is from the line of Todd Slater with Lazard Capital Markets. Please proceed with your question, sir.

Todd Slater - Lazard Capital Markets - Analyst

Thanks very much. Good morning, everyone. I hear how important denim is, but even with denim and dresses running positive, it doesn't seem to be moving the needle all that much. And I'm just wondering what makes you feel confident that a positive comp trend in denim in the second half will make much of a difference without the knits or the top categories working? And maybe you can give us some data on any improvement in those other categories. And then secondly, on MARTIN + OSA and aerie, if you could maybe give us, maybe provide some four wall contribution information for both of those businesses, how are they doing relative to your expectations at that level? Thank you.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Well, you may have misunderstood, we expect denim to be strong for the second half of the year, absolutely, is it the only category we're anticipating growth in? No. I mentioned that our fashion tops have shown a positive reaction and sell-through from our consumers. Part of the opportunity lies in, can we continue to develop more versatile tops that are deemed to be a value proposition. And we think we're well on our way to developing that line. And we've done a good job of continuing to have the basics in our line, but not have them dominate the line. So the tops will play a very important role in back to school, as well as holiday, as well as a category that we haven't mentioned for the second half of the year and that is we have a very strong connect in our fleece business, which we anticipate will continue for both third and fourth quarters. So no, we have -- our major categories we feel good about, in both men's and women's.

Todd Slater - Lazard Capital Markets - Analyst

Do you expect more fashion or more -- the inventory to be more fashion or more basic in the second half in terms of tops?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

More fashion. It continued to have our standard basics, but they will only be complimentary, and we really feel that the volume impetus will come from the fashion tops landing more tops, fresher and new, newer more often. We found that is a recipe for positive response from the customers, especially the female customers.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

And Todd, with respect to M&O and aerie, both concepts met our internal expectations in terms of profitability for the quarter. And we feel very good about how the assortments have been performing in terms of M&O in terms of the women's assortment, and then with aerie, Jim mentioned aerie fit, as well as our bra launches and our fragrance business in the first quarter continues to drive profitability for us. So those two concepts in the first quarter are on track to our expectations.

Todd Slater - Lazard Capital Markets - Analyst

Can you tell us what your four wall contribution goals are?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

We're not going to be specific about the goals and we will talk about that more as we progress throughout the year. But suffice it to say at this time that we are on track to those goals.

Todd Slater - Lazard Capital Markets - Analyst

Great. Thanks.

Operator

Thank you. The next question is coming from the line of Richard Jaffe with Stifel Nicolaus. Please proceed with your question.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. And great operating discipline this quarter. I guess a couple of questions, I just want to understand the lower initial markup, and it is really I guess an opportunity in the second half to reduce your costs, so you can offer product at better values, is that what you guys are talking about? And then if you can talk a little bit more about the contribution or sales per square foot at MARTIN + OSA and aerie, given their improved performance?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Well, first, on the IMU, Richard, and thanks for your comments on the operational control, the IMU, as I mentioned, in the first quarter and in the second quarter, we can see that new product receipts and the teams have been working diligently towards this, are coming in with lower product costs. And one of the things that we've been truly working on in a big way is to bring value to our customer, and be very proactive about the value offering in the assortment and giving the production teams the time to work that through with our supply base is really enabling us to deliver what we believe is an assortment that has a stronger perceived value to the customer. So yes, we are working on the value, and we are working on costs with given the team's longer lead times. We also have been able to lock in some opportunity with transportation costs, so we expect to be able to see the benefit of that really in a bigger way in the third quarter.

So driving through all areas of the assortment, with the lead times for the teams. In terms of MARTIN + OSA at a 7% comp, and aerie standalone comping at a plus 17%, we feel that is setting us up for a good position the first quarter in the year. And we really don't want to speak about it on a cost per square, or on a sales per square foot for both of those concepts, but just really are focused on continuing to deliver the assortment, bring variety to the assortment, for both men's and women's and MARTIN + OSA and for girl and aerie, and are very focused on bringing aerie to deliver a positive contribution on the bottom line and for M&O to significantly reduce the loss from last year.

Richard Jaffe - Stifel Nicolaus - Analyst

Thank you.

Operator

Thank you. Our next question is from the line of Stacy Pak of SP Research. Please proceed with your question, ma'am.

Stacy Pak - SP Research - Analyst

Thanks. Couple of things. First of all, just on SG&A, my sense, correct me if I'm wrong, but my sense was the guidance called for SG&A dollars to be flat in the first half, and I thought maybe they could be down low single digits, but they came down quite a bit more than I expected. And I'm just wondering if you could address where the upside was, and what was the amount of the timing benefit in SG&A in Q1? And then secondly, and more importantly, just on the IMU, kind of what level of benefit could we expect in Q2, and can you address Q3 and Q4, which is when I think your IMU was down 180 and 220 basis points last year? So can you kind of talk about those opportunities for improvement, and will you share at all the sales trends that imbedded in your Q2 outlook?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Okay. I will take those, Stacy. SG&A, the guidance that we talked about for the first quarter, or for the first half of the year was to be slightly down in terms of SG&A. That is largely due to a reduction in advertising, reduction in travel, supply, and some services, external services that we were able to negotiate favorable contracts for the business. What was shifted in terms of timing, Stacy, from the first quarter, is really around our store maintenance program, and having the ability to get all of that done in the first quarter. We would see that largely occurring in the second quarter, and then some timing of initiatives particularly with our AE Direct business which are very critical and continuing the positive sales trends that we see there.

All that said, as we look towards the year, again, we expect SG&A expenses to be down slightly at this time. As I mentioned in my remarks, we look at this, and work it on a quarter-by-quarter basis, and evaluate expense spend, and to the point of, is it a critical expense that is critical to either a long-term initiative or a shorter-term sales growth driver that delivers an ROI for us, and so we look at it quarter by quarter. At this point in time, it is down slightly for the year and we will continue to work it.

And with respect to IMU, we see less pressure in second quarter, translated, that means we would not expect overall IMU to be down in the second quarter, but less pressure than the first. In the third and fourth quarter, we would expect IMU to come to a positive for us, to be better than LY in the third quarter and more so in the fourth quarter. And again, we see product costs as well as transportation costs opportunity making that happen for us and enabling that opportunity. When we think about now moving to the second quarter guidance, our guidance is really, if you think of it from the range that we provided, the low end of the range is really consistent with the current trend of the business, and the higher end would be a slight improvement in cost.

Stacy Pak - SP Research - Analyst

Current trend being last month?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Looking at it on a quarterly basis.

Stacy Pak - SP Research - Analyst

Okay.

Operator

Thank you. Our next question is from the line of Janet Kloppenburg of JJK Research. Please proceed with your question.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Good morning.

Janet Kloppenburg - JJK Research - Analyst

I was wondering, Jim, if you could talk a little bit about your confidence level in the knit business, particularly in the basics side of the business, which I think is where you've had more resistance. I'm wondering what your confidence level is in the product elevation there, for the fall, and if we could expect that fall of the business, the programs, to improve. I'm also wondering if you could address your denim pricing. Should we expect that to be more value-oriented, or do you think that given the styling, the improved product, that you will be able to attain the same level of AUR that you had in that category before? And lastly, I was wondering if you could tell us how you are planning your inventory levels for the company for the fall season? Thanks very much.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Okay, Janet. I will take the first two. Talk about knit tops, both current and moving forward, and we will break it down into two categories, one will be the fashion, and then the other is what we will call the more basic tops that we've been known for throughout the years. I'm very confident in our ability now to develop the styles that differentiate ourselves in the marketplace today. It is absolutely essential with pricing being what it is for the more commodity-type product, which we would deem to be the basics of the business, so I'm very confident because I've seen the sell-throughs in the first quarter at regular price, and this is the first in 18 months, so that gives you a bit of confidence.

Now, we would like to think that that type of momentum can continue to move forward, and I've had the ability to see back to school as well as holiday, and I believe that it is safe to say that we're very much on trend, not ahead, but on trend. As you know, from being in the business, right now, it is a print season, and we've really nailed some unique prints in our fashion tops and they've been very well received. We will continue to carry the basics which we deem to be in the boyfriend line, in tanks and tees and so forth, but they will not have as prominent a position in the store as they had in the past, because the -- especially with the young woman, has told us, as recently as the survey, that I mentioned earlier, that was conducted with 2,500 customers and noncustomers of which 2,000 of the 2,500 were female, they know we have the basics. They want to have their first impression when they walk in the store as the quote is what is new, and that's what we hope to provide them with, both in the physical presence, as well as in the design elements that go into the product. So I feel good about it.

And denim and denim pricing, very good question. I see our denim pricing primarily staying the same. We're going to be in the $29.50, $39.50, $49.50 business. I don't feel right at this particular point feel we're going to have to go into a full scale mode of promoting to move our jeans. Right now we're not promoting jeans, and I must tell you, our sell-throughs for this early in the season are really -- they're gratifying. Could they always be better? Sure. But they are comping and they're comping at our regular everyday prices, and we're seeing some of the newer styles that we introduced are the ones that are really providing the impetus for the comp improvement. And knowing what I know, as far as what improved [washes] and adding of a couple of additional styles, we're only going to be stronger for third and fourth quarters so feel very good about the denim business.

Janet Kloppenburg - JJK Research - Analyst

Great.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

And Janet, with respect to fall inventories, third quarter, we expect to be plan down on average in the high single digits as well, and the point I want to make there is we are operating now on some of our lowest inventory levels on a cost per square foot. We are at 2004 levels. The benefit of that and one that the merchandising teams and Jim and I feel very good about is that we have been able to manage our initial buys very tightly and in a real disciplined manner. which then sets us up to be able to trigger in in-flow some of the items that Jim is talking about and some of the faster sellers and it gives us that fluency that our customer is really asking us for. So we feel good about the inventory position and it does enable us to have some agility as we see things turn around.

Janet Kloppenburg - JJK Research - Analyst

Lots of luck to you all.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Thank you.

Operator

Our next question is from the line of Michelle Clark with Morgan Stanley. Please proceed with your question.

Michelle Clark - Morgan Stanley - Analyst

Good morning and thank you. Joan, I was hoping to ask the SG&A expense question in a different way, which is you leveraged on a negative 10 comp in the first quarter. Can you just discuss with us your leverage point as we move through the balance of the year and what the sensitivity is around that for a 1% change in comp? And then secondly, if you could share with us what your SG&A dollars would have been, excluding the shift in the store maintenance? So if that had actually occurred in 1Q instead of shifting it out to the second quarter. Thank you.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Okay, Michelle, our SG&A leverage point is clearly at a low single digit negative, at a minimum, is how I would think about it that if I were building a model. The shift of repairs and maintenance into the second quarter is a couple million to $3 million in terms of store refresh. So that is a timing from the Q1 to Q2. We also had initiative shifts from the AE.com business that supports some future growth opportunities for us, and those at this time, there is some costs in there, not sure what in the second quarter will shift to the third quarter, so I am not going to comment on that dollar amount at this time. But clearly, we can leverage on a negative comp, and we did have some meaningful real savings in the second quarter -- or in the first quarter, pardon me.

Michelle Clark - Morgan Stanley - Analyst

Great. Thank you.

Operator

Thank you. Our next question is from the line of Betty Chen with Wedbush. Please proceed with your question.

Betty Chen - Wedbush - Analyst

Thank you. I was wondering, Jim, if you could speak a little bit to the shift that we're hearing in some of the tax-free holidays, how that may impact the second quarter versus the third. And then is there any way to give us a little bit more color around quantifying some of the IMU opportunity in the back half, whether that is from product costs versus transportation? Thanks.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Well, on the tax-free, you probably read or heard or both that tax-frees are going to be shifting primarily out of July into August, so it just will have a monthly effect and just would shift into a more traditional back to school period. We have planned for both, both the shift out of July, which we feel we can mitigate somewhat with some events that we have planned and more to come. And the other is that we have also looked at August, and said how can we continue to even capitalize even more so on some of the opportunities that August will bring both from back to school and also from a tax-free event that will take place within a number of states throughout the United States. So we are very aware of it, and I think we have a real good plan to mitigate some of the potential erosion in July and also capture a greater proportion of it in August, which I think plays to our strengths in retailing, because it is much closer into when the young people actually go back to school.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

And with respect to the IMU, Betty, what we said is that we expect product costs reductions in the third and fourth quarter, and we also have transportation savings that we're able to take some benefit from. And the closer in we get, we can give a little more specific guidance on that, but that's where we will settle in right now in terms of information.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

One of the things that I think I can help all of you with, around this IMU, because I know that it is a topic of interest, and we are well aware of that, some of the things that we have done that are in our favor. First of all, there is production available now that was not available a few years ago, but having said that, there is also some manufacturing that is not available, because factories have actually down-sized, but keeping all of that in mind, we are internally working in a much more productive way with our manufacturing network, and that is defined by we're placing more orders earlier, and when we come out of coordination, in many case, now, we're actually signing off on the product, and placing the orders. So production and sourcing is enabling our manufacturing network to get earlier lead times, for the earlier lead times, we will be getting lower costs. Now it won't happen in all instances, but it is gradually happening across all categories, and it is just an add-on to already a competitive nature that is out there in the manufacturing world currently.

So we are taking advantage where we can, but also we have to bear in mind all of us that we continue to have the quality issues that we face, we will not reduce our quality, and also, we're experimenting with some new fabrications, that have a little greater cost built in. So we're trying to balance out both aspects, but costs will come down, especially as we move into third and fourth quarter.

Betty Chen - Wedbush - Analyst

That's very helpful, Jim. And just to clarify, to make sure we heard correctly, that overall, IMU will not be down in the second quarter versus the year prior.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

That's correct.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

That's correct.

Betty Chen - Wedbush - Analyst

Okay. And then I was wondering if we can get some more color around the metrics behind the comps for MARTIN + OSA and aerie, and if we're still thinking about Q3 of this year as sort of a milestone for re-evaluate MARTIN + OSA.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Okay, well Betty, right now, I'm pleased with the progress. I'm not thrilled with it. That said, our women's business in MARTIN + OSA has been very encouraging. Very. Our men's business has not. But I have all of the confidence that our men's business, which is really the easier of the two businesses to correct, so I'm happy with the women's business, we have upside opportunity with the men's, and we can continue to have tremendous upside in accessories. And we're going to be in the accessory business in third and fourth quarter, and that will not only add to top line, but it will also improve our IMUs and also our UPTs and all of the other KPIs that we run the business by. So having said that, is that will third quarter be the water shed quarter? It will be a very strong indicator of how this brand is going to move forward, as it relates to top line growth and also to profitability.

Now, profitability for this year is reducing dramatically, as Joan stated earlier, our loss of last year of $0.21. So we continue to monitor it. It is all built on very defined metrics, as we are measuring the progress at MARTIN + OSA, and as stated by Joan and myself, they have met their first quarter hurdle. Now, that's one in a row. So we will see how it progresses forward. But I would like to think third quarter will be a very strong indicator, and fourth quarter could be the difference maker of really reducing the loss in 2009 versus 2008.

And as far as aerie is concerned, we're very pleased with aerie. One of the things that we struggle with somewhat on aerie is we are constantly looking for expanded assortments. We have really -- the customers' feedback that we have on our latest research, they like aerie. These young women like the brand. They want to see more of it. I mentioned fit earlier in the presentation. This is a separator, a differentiator from the intimate apparel business, and it gives the young woman one more reason to come in, and we're expanding that line, as we speak. And third and fourth quarter, especially third quarter, rather, will see a real difference in the assortment and fit. The bra category which is our strongest category, continues to be our opportunity category, and we're really investing in a very serious way in that category. The underwear business, which is our day in and day out business, continues to be very strong. But we're seeing really strong indications now in our dorm wear line, and in some of our PJs and so forth. So aerie has all of the indicators both from a product assortment, as far as IMU, and margin, to continue to move forward and meet the profit goals for 2009.

Betty Chen - Wedbush - Analyst

Great. Thank you very much and best of luck.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Operator

Our next question is from the line of Kimberly Greenberger of Citigroup. Please go ahead with your question.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you. Good morning. Joan, if I missed this, I apologize. Did you quantify the savings you're expecting to see in cost of goods sold in the second half of the year? And if you could give us some indication of, do you plan on keeping most of the savings for your margins, or are you going to balance that with investing, like you said in the higher quality fabrics that might cost a little bit more?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Well, as far as the fabrics, the higher quality fabrics, we are looking at improving some of our knit fabrics, but they will not dominate the line. So therefore, they will not have a dramatic negative effect, if you will on IMU. But I do think it is essential for us to continue to develop fabrications that are deemed to be very desirable, but also differentiate us away from the commodity players in the business. We will -- and I've been very public about this, we will not be the lowest price in town. And there is no way that we will want to be the lowest price in the marketplace, but in order to be a profitable, especially apparel retailer, we have to be able to have that difference factor. Some of these new fabrication, some of the new programs we have in dresses and prints and so forth, they have been a big difference maker. Now we have to continue to be able to be smart and to be able to not only develop these fabric, but also get them at acceptable costs, so that we can still continue to be a valued provider for product.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

And Kimberly, with respect to the quantification of the cost savings, we didn't say specifically, what we said was that we expect to see it, IMUs, to improve above [LY] in third quarter, and more so in fourth quarter. And as you know, a piece of that is about the selling mix and so forth. And that's why it just wouldn't be a meaningful number right now to quantify it.

Kimberly Greenberger - Citigroup - Analyst

Okay. Thanks, Joan. Jim, I just had one follow-up for you. It sounds to me like you feel good about denim, dresses, skirts, accessories, going into back to school and then some select fashion tops. Is there a point over the course of the next six to nine months where you will feel incrementally better about the knit top category, or do you think it is sort of a steady progress month by month?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Good question, Kimberly. I don't want to be over euphoric here, we did have the minus 10 comp, so -- but we are seeing things change as we move along, in this business, day to day. But I think the top business will you have a good eye in the store, and I think you're going to start to see for the third and fourth quarter a change on how we do business, and how we develop our tops. We talk a great deal about knits, but we've had a strong acceptance in wovens in both men's and women's, and we will continue to invest in those two categories, but we all know that knits drive the business. So I think, you prove me right or prove me wrong by visiting those stores for a third and then fourth quarter, and I think you will see a substantial difference. And if you want to reach out to me personally, feel free to do so.

Kimberly Greenberger - Citigroup - Analyst

Great. Thanks, Jim and good luck with back to school.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Operator

Our next question is from the line of Michelle Tan of Goldman Sachs. Please proceed with your question.

Michelle Tan - Goldman Sachs - Analyst

Great, thanks. Most of my questions have been answered. I was wondering if you could just give us an update on the long-term store and sales potential that you see for the aerie brand, and then also any color on how sales are trending so far in May? Thank you.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Well, we don't comment on current business, but was your first question what we see as far as numbers of stores growth for aerie?

Michelle Tan - Goldman Sachs - Analyst

Yes, growth in terms of stores and sales base?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Okay. Well, we will probably be looking at next year, somewhere around 20 to 25 new stores for the aerie brand. Right now, we have enough information about -- we have -- we will have by the end of this year somewhere around 140 stores open and across the entire United States as well as Canada, and so we know where we've been successful, and we know where we need to continue to improve, but right now, I see tremendous opportunity for the aerie brand in North America. Our Canada business in aerie has been very good, and we're going to be a little more aggressive in Canada than we probably are going to be in the United States, although we will be opening stores in the United States also. But that is pretty much how I see the landscape for 2010.

Michelle Tan - Goldman Sachs - Analyst

Okay. Great. And then anything on long-term total potential in terms of stores?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

I don't see -- right now, the best guess in-house is probably no more than 500 stores. This is not 1,000 store chain, nor do we want it to be. I think that 500 stores in -- and that will be in North America, is about where we will cap out. There are opportunities in other parts of the world, but we haven't really explored those as of yet. But we will see how that transpires over the next ensuing couple years.

Michelle Tan - Goldman Sachs - Analyst

Great. Thank you and good luck.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Operator

Thank you. Our next question is coming from the line of Lorraine Hutchinson, with Banc of America. Please proceed with your question.

Lorraine Hutchinson - Banc of America - Analyst

Thank you, good morning. I was hoping you could talk a little bit about the composition and aging of inventory at quarter end versus last year at this time.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Okay, Lorraine, we feel very good about the composition and content of our inventory in terms of freshness. At the end of Q1, ending inventory was down 4% on a cost per foot basis and our clearance inventory is down 10% at the end of the quarter. So we are positioned well heading into Q2, and we are really focused in our category drivers. So I think we're set up well for Q2.

Lorraine Hutchinson - Banc of America - Analyst

Thank you.

Judy Meehan - American Eagle Outfitters, Inc. - VP of IR

Hey, Rob. We're going to take one more question.

Operator

And that question will be from the line of Dorothy Lakner of Caris & Company. Please proceed with your question.

Dorothy Lakner - Caris & Company - Analyst

Thanks, good morning, everyone.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Hi, Dorothy.

Dorothy Lakner - Caris & Company - Analyst

Just a couple of follow-ups. One, you talked about the emphasis on newness in the AE brand, particularly as it relates to fashion tops, so I just wondered if there are any ways you're changing the flow for the back to school season or going into the second half? And then secondly, on MARTIN + OSA, just a little bit more color on what you're most pleased about, I guess particularly in the women's business and where you think there is the most opportunity? Thanks.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Okay. Well, let me take the MARTIN + OSA one, since it seems to be a topic of interest. In women's denim, well received, dresses, extremely well received, and we continue to be a store that is known for cashmere, and so the cashmere line of sweaters and tops have been extremely well received. And some of our accessory categories, primarily in jewelry, have been very positive. Some of the upside will probably be more in the women's pants, and to some degree, some of the woven shirts, but on average, the women's categories across all disciplines have been favorable.

Dorothy Lakner - Caris & Company - Analyst

Is it more of a fit issue on the women's pants or style?

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

No, I think it is more style, Dorothy. We have actually gotten very good marks on fit, very good marks, and I'm very pleased. We made dramatic changes into our fit blocks for women's, especially for women's bottoms, and that's why I believe that the denim business has been positive and will continue to be positive. We will be changing out some of the washes, because right now we've carried the styles just a bit longer than we do at American Eagle, and we're now starting to make some changes, and we will see for fall and holiday some great-looking washes for women, as well as our men's denim business actually has been pretty good. The men's business has been remiss primarily in a number of categories, outerwear, knits, and in wovens, and in non-denim bottoms, so we've got work to do.

But I did see the fall line, and I saw holiday, and we've made very good improvement in fall, and really dramatic improvement for holiday in men's. And our accessories for the third and fourth quarter are going to be a major contributor with an improvement in bags, scarves and jewelry will continue to be strong, and we are going to improve and get into co-branding in footwear, which we've gotten away from, and we really needed to get back into that category.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Dorothy, with respect to inventory flow, one of the benefits that we're seeing from the way we're managing inventory heading into the second quarter is, we're able to, on a very tight base, flow into item selling to keep that fashion fluency moving. And so we can identify styles and pull them in. Last week, we were able to approve additional styles for our back to school buys. So this lean and sort of mean position of inventory is enabling us to be flexible and bring in new fashion.

Dorothy Lakner - Caris & Company - Analyst

More flows, more often.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

More flows, more often, and we're really leveraging that trigger strategy that we have in the past but in a very diligent way here.

Dorothy Lakner - Caris & Company - Analyst

Great. Thanks, and good luck.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO

Thank you.

Judy Meehan - American Eagle Outfitters, Inc. - VP of IR

All right. Everyone, that concludes our conference call for today. Our next announcement will be May sales, which we will report next Thursday, June 4th. Thanks for your participation today and have a great day.

Operator

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.